VOTING AGREEMENT

This VOTING AGREEMENT (this "Agreement") is entered into as of December 30 2011, among Hickok Incorporated, an Ohio corporation (the "Company"), Roundball LLC, an Ohio limited liability company ("Roundball"), the Aplin Family Trust ("Aplin," and together with Roundball, the "Noteholders"), Gretchen L. Hickok, Janet H. Slade, and Robert L. Bauman (the "Class B Shareholders," and, together with the Noteholders, the "Shareholders").

WHEREAS, this Agreement is being delivered pursuant to the terms of, and as an inducement for the Company and Noteholders to enter into, that certain Convertible Loan Agreement, dated as of even date herewith, among the Company, the Noteholders and, solely with respect to Section 3 thereof, Robert L. Bauman, pursuant to which the Noteholders have agreed to make certain convertible loans to the Company (the "Loan Agreement"). Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Loan Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows

  Voting and Standstill Agreements

    . Shareholders' Voting Agreement. For a period of three years from the date hereof, the Shareholders hereby agree to vote all shares of the Company owned by the Shareholders (the "Shares") in favor of the election of the director nominees that may be designated by the Noteholders pursuant to Section 9.14 and Section 9.15 of the Loan Agreement.

    . Noteholders' Voting Agreement. For a period of three years from the date hereof, the Noteholders hereby severally agree to vote their Shares in favor of the election of all candidates nominated by the Board for election as directors of the Company.

  Miscellaneous

    . Further Assurances. The Company and the Shareholders will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

    . Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective.

    . Expenses. All costs and expenses incurred in connection with the enforcement of this Agreement shall be paid by the party incurring such cost or expense.

    . Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

    . Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Ohio.

    . Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

    . Severability. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

    . Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Voting and Standstill Agreement to be duly executed as of the day and year first above written.

COMPANY:

HICKOK INCORPORATED
By:	/s/ Robert L Bauman
	Name:	Robert L Bauman
	Title:	President and CEO

SHAREHOLDERS:

ROUNDBALL LLC
By:	/s/ Fredrick N Widen
	Name:	Fredrick N Widen
	Title:	Manager

APLIN FAMILY TRUST
By:	/s/ J H Aplin Elliott
	Name:	Jennifer Hickok Aplin Elliott
	Title:	Trustee

/s/ Gretchin L Hickok

Gretchen L. Hickok

/s/ Janet H Slade

Janet H. Slade

/s/ Robert L Bauman

Robert L. Bauman